UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2015

LAKELAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-17820	22-2953275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 697-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On or about November 12, 2015, Pascack Bancorp, Inc. (“Pascack”) began mailing the definitive proxy statement and prospectus, dated November 4, 2015 (the “Proxy Statement”) to its shareholders for Pascack’s Special Meetings of Shareholders (the “Pascack Special Meeting”) scheduled for December 14, 2015. At the Pascack Special Meeting, Pascack’s shareholders will be asked to approve the Agreement and Plan of Merger, dated August 3, 2015 (the “Merger Agreement”), pursuant to which Pascack would merge with and into Lakeland Bancorp, Inc. (the “Registrant” or “Lakeland).

As previously publicly disclosed by Lakeland, in August, 2015, Lakeland was served with a Civil Action Summons and Class Action Complaint that was filed in the Superior Court of New Jersey, Chancery Division, Bergen County. A second action, nearly identical to that described in the preceding sentence, was served on Lakeland in September, 2015 and consolidated with the first action. The complaints state that the plaintiffs are bringing the class action claims on behalf of the public stockholders of Pascack against the Board of Directors of Pascack for their alleged breach of fiduciary duties arising out of the Merger Agreement. The complaint alleges that Lakeland has aided and abetted the individual defendants in their alleged breaches of fiduciary duties. On November 3, 2015, the plaintiffs filed a consolidated amended class action complaint, which reiterates and expands their prior claims based upon the information contained in Lakeland’s Form S-4 Registration Statement.

All defendants vigorously deny all liabilities with respect to the facts and claims alleged in the lawsuit, and specifically deny that any supplemental disclosure is required under any applicable rule, statute, regulation or law in connection with the Pascack Special Meeting. However, solely to avoid the risk of delaying or adversely affecting consummation of the merger and to minimize the expense of defending the lawsuit, the defendants have agreed to the settlement described below.

On December 2, 2015, the defendants entered into a Memorandum of Understanding with the lead plaintiffs regarding settlement of the action. As part of the settlement, the Registrant agreed to make certain additional disclosures, which are contained in this Current Report on Form 8-K. The Memorandum of Understanding contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including the consummation of the merger and court approval following notice. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the Court, will resolve all of the claims that were or could have been brought in the action being settled, including all claims relating to the merger, the merger agreement and any disclosures made in connection therewith. The Court will also need to approve the conditional certification of the class of plaintiffs at such hearing. In addition, in connection with the settlement, the parties contemplate that the lead plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses to be paid by Pascack and/or the Registrant. If the parties agree on the amount of such award, then the defendants will not oppose the plaintiffs’ fee application. If, and only if, the parties cannot agree on the amount of such award, then the defendants reserve the right to oppose the amount of such fee application. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties were to enter into such a stipulation. In the event that neither of these occurs, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated. The settlement will not affect the timing of consummation of the merger or the amount or nature of the merger consideration to be paid to the shareholders of the Company in the merger.

Supplemental Information to Proxy Statement

In connection with the settlement of certain litigation discussed in this Current Report on Form 8-K, the Registrant has agreed to supplement the disclosure in the Proxy Statement with the disclosures below. This supplemental information should be read in conjunction with the Proxy Statement, which the Registrant urges investors to read in its entirety. Capitalized terms used below and not otherwise defined shall have the meanings ascribed to them in the Proxy Statement.

The section “Background of the Merger”, which begins on page 46 of the Proxy Statement, is hereby revised to read in its entirety as follows (underlined language represents new language that supplements the disclosure in the Proxy Statement):

Background of the Merger

As part of Lakeland’s strategic growth plan, Lakeland’s board of directors and senior management explore on an ongoing basis the feasibility of acquiring bank and bank holding companies that would broaden Lakeland’s presence in its markets and allow Lakeland to expand into neighboring markets, while enabling it to maintain its focus on community banking.

At its November 20, 2013 strategic planning meeting, the Pascack board determined that it was not the right time to sell and that any inquiries concerning a sale of the company should be referred to Chairman Jon F. Hanson.

From January 2014 to October 2014, Thomas J. Shara, Lakeland’s President and Chief Executive Officer, met approximately six times with one or more of Jon F. Hanson, Pascack’s Chairman of the Board, Nancy E. Graves, Pascack’s President and CEO (at the direction of Chairman Hanson), Bruce M. Meisel, Pascack’s Vice Chairman of the Board and its former president and chief executive officer, and James M. Piro, a director of Pascack, to discuss, among other business, a possible combination between Lakeland and Pascack and their respective bank subsidiaries. Except as discussed above, these meetings did not occur at the express direction, or with the express approval, of the Pascack board or its Chairman. The principal topics discussed at these meetings were the geographic and cultural “fit” of the two institutions and possible synergies of a combination. No specific price was discussed at these meetings.

In the fall of 2014, Pascack had been advised by both FinPro and Windels Marx Lane and Mittendorf, LLP its counsel, that they believed a sale was premature under the current circumstances.

On October 20, 2014, Mr. Shara sent a letter to Mr. Hanson, indicating that Lakeland was interested in pursuing a transaction that would result in Lakeland’s acquiring Pascack. No purchase price was referenced in the letter. Mr. Hanson informed Mr. Shara on November 20, 2014, that Pascack was not interested in pursuing a possible business combination with Lakeland at that time. Mr. Hanson informed Mr. Shara that Pascack had been in the process of revising and strengthening its controls and procedures, and had begun implementing a business plan adopted with its recent change in senior management, and that a majority of the Pascack board did not believe this was an appropriate time to engage in discussions regarding a sale of the company. Mr. Hanson stated that a majority of the Pascack board wanted to see further execution of the business plan before determining whether the shareholders would be better served by the company’s remaining independent or undertaking a strategic transaction.

The Pascack Board’s determination that Pascack should not, in the fall of 2014, engage in discussions regarding or otherwise pursue a sale of the company was not unanimous. Several members of the Board believed the company should explore a combination with Lakeland or other strategic alternatives, and one or more of them had discussions with Lakeland.

Commencing in November of 2014, the Pascack board began discussing the possibility of retaining a financial advisor to help the board assess its strategic alternatives, including whether to remain as an independent entity or to pursue a strategic transaction. Pascack had an agreement pursuant to which FinPro provides various consulting and financial advisory services to Pascack. As part of that agreement, Pascack committed to use FinPro Capital Advisors, Inc. (“FCA”), a wholly-owned broker-dealer subsidiary of FinPro, to serve as transaction advisor to Pascack in the event Pascack undertook certain merger related transactions. During the period from February 2015 to May 2015, the Pascack board held discussions regarding a potential engagement with three investment banking firms: Sandler O’Neill, FCA and Keefe Bruyette & Woods, Inc. (“KBW”).

In March 2015, the Pascack board appointed a committee, consisting of Directors Paul Baker, Jerry Lombardo and Salvatore Cocco, to interview each of the financial advisor candidates and make a recommendation to the board. That committee met periodically during the early spring of 2015, and at the May 27, 2015 meeting of the Pascack board, recommended the retention of Sandler O’Neill to the board in addition to FCA. As described below, Lakeland subsequently engaged KBW as its financial advisor. As part of such engagement, KBW agreed, and Lakeland acknowledged, that KBW would not share with Lakeland any confidential or proprietary information about Pascack that it may have received from Pascack during their prior discussions regarding a potential engagement.

There were no further substantive communications between Lakeland and Pascack until February 19, 2015, when Mr. Shara and Mr. Hanson had an informal meeting, at which they discussed in general the capital markets and the New Jersey economy. Subsequent to that meeting, there were no substantive communications between the parties until June 4, 2015.

Mr. Shara and Mr. Hanson met on June 4, 2015, at which time they discussed a possible business combination. No specific terms were discussed. Mr. Hanson told Mr. Shara that he had an upcoming board meeting, and that if Lakeland wished to present a reasonable proposal, Mr. Hanson would present it to the board. As a result of this meeting, Mr. Shara determined that there was sufficient receptiveness from Pascack to the concept of a possible business combination to convene internal meetings among Lakeland’s senior officers and to convene a Lakeland board meeting to explore a proposal.

A special meeting of the Lakeland board was held by conference call on June 10, 2015, at which Mr. Shara and Joseph F. Hurley, Lakeland’s Executive Vice President and Chief Financial Officer, presented to the Lakeland board a proposal to acquire, by merger, Pascack and Pascack Community Bank, at a price ranging between $12.75 and $13.50 per share. The Lakeland board authorized management, with the assistance of Lakeland’s legal and financial advisors, to pursue negotiations with Pascack on the terms presented to the Lakeland board.

After the Lakeland board meeting, on June 10, 2015, Mr. Shara met with Mr. Hanson and presented a term sheet that contemplated the acquisition, by merger, of Pascack and Pascack Community Bank at a price of $12.75 per share. Mr. Hanson contacted Pascack’s counsel - Windels Marx Lane & Mittendorf, LLP - and provided that firm a copy of the Lakeland letter. Pascack’s counsel advised Mr. Hanson that the Pascack board should finalize retention of a financial advisor to help analyze the proposal and that Mr. Hanson should call a special meeting of the Pascack board to review the proposal.

Pursuant to the prior recommendation of the committee of Pascack’s board, Mr. Hanson began negotiating the terms of engagement with Sandler O’Neill, and, on June 15, 2015, Pascack formally engaged Sandler O’Neill as its financial advisor. Lakeland engaged KBW in the same month.

On June 18, 2015, the Pascack board convened a special meeting to review the letter received by Mr. Hanson from Lakeland. Representatives of Pascack’s legal counsel and financial advisors also attended the meeting. Counsel reviewed with the board members their fiduciary duties. Pascack’s financial advisor reviewed with the board its analysis of Lakeland’s indicated pricing, market pricing for comparable transactions, Pascack’s current value and other parties that could have an interest in a transaction with Pascack. As part of that presentation, Sandler O’Neill also presented an “ability to pay” analysis, a hypothetical, mathematical analysis showing, based upon such factors as the market value of an entity’s stock and its level of regulatory capital, what parties could offer to Pascack without exceeding market standards for earnings and book value dilution. The analysis showed that several parties could, in theory, offer more than Lakeland, although Sandler O’Neill had not contacted these parties and so did not know whether they would, in fact, have any interest in a transaction with Pascack. The Pascack board also discussed the risks of undertaking a market solicitation for a strategic partner, including the potential impact on customers and employees, and the benefits of negotiating a transaction directly with Lakeland, a company with a business focus and culture similar to that of Pascack. The Pascack board authorized Mr. Hanson to continue discussions with Lakeland, but to seek to have Lakeland raise its offer.

In light of discussions between the parties concerning pricing, on June 18, 2015, Pascack and Lakeland entered into a confidentiality agreement.

On the afternoon of June 18th, 2015, Mr. Hanson and Mr. Shara met and Mr. Hanson informed Mr. Shara that the Pascack board determined that the price included in Lakeland’s June 10 letter was inadequate. Mr. Shara and Mr. Hanson continued to negotiate price, and tentatively agreed at the conclusion of that meeting to present to their respective boards a price of $13.15 per share.

On June 20, Lakeland’s counsel – Lowenstein Sandler LLP – forwarded to Pascack’s counsel a customary due diligence checklist.

On June 22, 2015, Lakeland presented to Pascack a non-binding indication of interest and a 45 day exclusivity agreement. The non-binding indication of interest provided for Pascack to be merged with and into Lakeland, and for each shareholder of Pascack to receive the equivalent of $13.15 per share, valuing the transaction at approximately $51.0 million (assuming conversion of Pascack’s outstanding preferred stock and the cashing out of outstanding Pascack stock options), with 90% of the aggregate merger consideration to be provided in shares of Lakeland common stock and 10% to be paid in cash. The indication of interest was subject to the completion of Lakeland’s business, financial, accounting, tax, regulatory, compliance and legal due diligence review.

On June 24, 2015, the Pascack board met to discuss the terms of the indication of interest, and the board authorized Mr. Hanson to negotiate the terms of a definitive agreement with Lakeland based on the $13.15 per share indication. The Pascack board also authorized Mr. Hanson to sign an exclusivity agreement; the exclusivity agreement was signed by Pascack on June 24, 2015.

During the weekend of June 27 and 28, 2015, Lakeland’s due diligence team, which included Mr. Shara, Timothy J. Matteson, Lakeland’s Executive Vice President, General Counsel and Corporate Secretary, Robert A. Vandenbergh, Senior Executive Vice President and Chief Operating Officer of Lakeland and Regional President of Lakeland Bank, Stewart E. McClure, Jr., Senior Executive Vice President of Lakeland and Regional President of Lakeland Bank, James R. Noonan, Lakeland’s Executive Vice President and Chief Credit Officer, David S. Yanagisawa, Lakeland’s Executive Vice President and Chief Lending Officer, and Rita Myers, Lakeland’s Senior Vice President and Controller, conducted due diligence at Pascack’s headquarters in Waldwick, New Jersey. Each member of the due diligence team was instructed with respect to the procedures to be followed to maintain the confidentiality of the proposed transaction and identity of the target company, the obligations under the confidentiality agreement between Lakeland and Pascack and the potential consequences for individuals were they to disclose or misuse information relating to the proposed merger transaction.

An additional due diligence meeting was held at Lakeland’s headquarters in Oak Ridge, New Jersey on June 29, 2015, which was attended by Ms. Graves, Mina Turelli, Senior Vice President, Compliance, Mike Trepicchio, Senior Vice President and Senior Credit Officer, and Suzanne I. Marcialis, Vice President Accounting, representatives of the various financial advisors, and from Lakeland, Mr. Shara, Mr. Matteson and Ms. Myers. At that meeting, Pascack’s representatives reviewed financial, credit and operational matters pertaining to Lakeland and had the opportunity to interview members of Lakeland’s management. In addition, at that meeting, Lakeland’s representatives asked representatives of Pascack various questions concerning the real estate value of Pascack’s branch offices.

During the period from June 22, 2015 through July 3, 2015, representatives of Lowenstein Sandler LLP and Windels Marx Lane & Mittendorf, LLP, with input from the parties’ respective financial advisors, negotiated the terms of the definitive merger agreement, a voting agreement and the form of agreement providing for the merger of the parties’ subsidiary banks.

On July 1, 2015, Pascack and FinPro entered into an addendum to their prior engagement letter. Under the addendum, FinPro would serve with Sandler O’Neil as an additional financial advisor, but would not render a fairness opinion. The addendum also fixed FinPro’s compensation for their services on the transaction.

As a result of Lakeland’s continuing due diligence during the week of June 29, 2015 and over the July 4th weekend, including its review of fair market evaluations based primarily upon income valuations, not replacement valuations, that it had obtained from an appraisal firm which was a Board approved vendor for both Lakeland and Pascack, Lakeland determined that, in its view, the aggregate value to Lakeland of the real estate and fixed assets associated with Pascack Community Bank’s branch offices was less than the value stated on the Pascack financial statements that Lakeland had reviewed, and that a merger related mark to market adjustment would be required.

As a corporate strategy, Pascack has historically put a strong emphasis on the location and quality of its branch offices. As a start-up bank with a limited branch network, the Pascack board believed that the Pascack Community Bank’s branches needed to reflect the Bank’s marketing strategy of offering high-quality, high-touch services to small business customers and the principals of those businesses, and needed to make a statement in the communities into which Pascack Community Bank expanded. As a result, all but one of the Bank’s branches are stand-alone buildings, and all are finished with high end materials. This resulted in Pascack Community Bank’s making a significant investment in its real estate and fixed assets. In developing this strategy, the Pascack board believed this investment was a necessary part of the Bank’s marketing strategy, projected the desired image for Pascack Community Bank, and helped the Bank attract customers. Pascack obtained an appraisal of the terms of each lease or purchase of its branches by a third party MAI appraisal firm.

On or about July 3, 2015, Mr. Shara informed Mr. Hanson that as a result of the real estate related mark to market adjustment that Lakeland believed would be necessary, Lakeland was not prepared to go forward at the $13.15 price set forth in the indication of interest. Each of Pascack and Lakeland informed its respective counsel that they should suspend working on the proposed transaction as Lakeland and Pascack needed to consider their respective options.

During the next several weeks, Lakeland, with the assistance of its financial advisor, considered the price at which it would be willing to proceed with the proposed transaction with Pascack. During this time, counsel to Lakeland and Pascack had limited communications, as the principal open issue was price; the other significant provisions of the definitive merger agreement, voting agreement and bank merger agreement had been agreed to in principle by the parties’ respective negotiating teams, subject to review by the boards of directors of both institutions.

At a regularly scheduled Lakeland board meeting on July 15, 2015, Mr. Shara updated the Lakeland board about the status of the proposed transaction.

At a special board meeting on July 20, Mr. Hanson reviewed with the Pascack board the concerns expressed by Lakeland regarding Pascack’s investment in its fixed assets and real estate, the proposed mark to market adjustment and the potential impact on the pricing of any transaction. In addition, Ms. Graves, after conferring with Pascack’s auditors, discussed with the Pascack board members the accounting impact of Lakeland’s proposed mark to market adjustment, and the fact that Pascack would not be required to make any adjustments to its financial statements if it remained as an independent, stand-alone entity. After discussing the matter with counsel and Pascack’s financial advisor, the Pascack board authorized Mr. Hanson to continue discussions with Lakeland and to return to the board with Lakeland’s final pricing.

After the close of business on Thursday, July 30, 2015, Mr. Hanson and Mr. Shara agreed to a new price, equivalent to $11.35 per share, and an exchange ratio (with respect to the 90% portion of the merger consideration to be paid in the form of Lakeland common stock) of 0.9576 shares of Lakeland common stock for each share of Pascack common stock to be exchanged for Lakeland stock, including the shares of Pascack common stock issuable upon the conversion of Pascack preferred stock. On that Friday, July 31, 2015, counsel for Lakeland and Pascack finalized the merger agreement documentation with the proposed new price and exchange ratio, as well as the voting agreement and the bank merger agreement, and the revised documentation was circulated confidentially to the Lakeland and Pascack boards.

On August 3, 2015, the respective boards of Lakeland and Pascack met and approved the definitive merger agreement. The Lakeland board received reports from members of management regarding the due diligence performed by Lakeland’s management team, a report from Lowenstein Sandler regarding the material terms of the merger agreement and the ancillary documents and regarding the fiduciary duties of Lakeland board members, and a report from Mr. Shara regarding the negotiations relating to the revised purchase price and the factors underlying those negotiations. KBW discussed the financial aspects of the proposed merger with the Lakeland board. The Lakeland board then discussed the proposed transaction and voted (by unanimous vote of those board members participating in the meeting) to approve the transaction with Pascack.

At the Pascack meeting, Sandler O’Neill provided an analysis of the proposed transaction and its opinion that the merger consideration was fair to the holders of Pascack common stock, from a financial point of view. A copy of that fairness opinion is attached to this proxy statement and prospectus as Annex B. Representatives of Windels Marx reviewed with the Pascack board their fiduciary duties in considering a strategic transaction. The Pascack board then discussed the proposed transaction and its impact on Pascack’s shareholders, and voted unanimously to approve the transaction with Lakeland.

See “Financial Forecasts” for a description of certain financial information provided to Sandler O’Neill by Pascack management.

The merger agreement was signed by the parties after the close of business on August 3, 2015. Concurrently, as required by Lakeland under the merger agreement, Pascack directors owning approximately 40% of the outstanding shares of Pascack common stock executed voting agreements in which such directors agreed to vote in favor of the merger and against any competing proposal, subject to their fiduciary obligations as directors as described in the merger agreement. Pascack’s directors also agreed in such voting agreements not to commence, join as a plaintiff, or participate as a member of any purported or actual class, or otherwise assist, facilitate or encourage any legal proceeding which seeks to prohibit or restrain, or which, if successful, would have the effect of preventing or restraining, or otherwise having an impact on the consideration to be received with respect to the merger.

On August 4, 2015, a joint press release announcing the execution of the definitive merger agreement was disseminated by the parties prior to the opening of the financial markets.

The Financial Forecasts section on pages 64 and 65 of the Proxy Statement is hereby supplemented by adding four additional forecasts of Pascack to the table, so the table as supplemented reads as follows:

Material Financial Forecasts Provided by Pascack

(all amounts are approximate)

(dollars in thousands)

	As of period-end or for the period
	Projected 2015	Projected 2016	Projected 2017
Total assets	$412,812	$436,430	$469,207
Total equity	$34,333	$36,613	$39,389
Net income available to common stockholders	$2,072	$2,280	$2,776
Provision for loan losses	$400	$800	$800
Net interest margin	3.90%	3.83%	3.87%
Return on average common equity	6.54%	6.73%	7.56%
Total risk based capital	11.39%	11.32%	11.37%

With respect to the section captioned “Pascack — Net Present Value Analysis”, which begins on page 58 of the Proxy Statement, the following sentence is hereby added at the end of the first paragraph:

The terminal value for December 31, 2019 was reached by applying an estimated long-term annual growth rate to the financial projections for Pascack for the years ending December 31, 2015 through December 31, 2017.

Also with respect to the section captioned “Pascack — Net Present Value Analysis”, the following sentence is hereby added at the end of the second paragraph on page 58 of the Proxy Statement:

Since Pascack has a relatively illiquid common stock that had an average trading volume of less than 510 shares per day over the three-year period ending July 30, 2015, Sandler O’ Neill determined it was prudent to use a Duff & Phelps size premium in absence of a beta since Pascack common stock was relatively illiquid.

With respect to the section captioned “Lakeland — Net Present Value Analysis”, which begins on page 60 of the Proxy Statement, the following sentence is hereby added at the end of the second paragraph:

In addition, publicly available median analyst earning per share estimates for Lakeland for the years ending December 31, 2015 and December 31, 2016 were reviewed, and then an estimated long-term annual growth rate and dividend payout ratio for the years thereafter were used by Sandler O’Neill.

With respect to the section captioned “Pascack — Comparable Company Analysis”, the following paragraph is hereby added on page 55 of the Proxy Statement immediately following the first paragraph:

Sandler O’Neill’s presentation of comparable company data is not necessarily indicative of actual values or future results for Pascack. Sandler O’Neill prepared its presentation of comparable company data solely for purposes of rendering its opinion and provided such data to the Pascack Board of Directors at the Board of Directors’ August 3, 2015 meeting. The comparable company data, as Sandler O’Neill presented it to the Pascack Board, does not estimate the values of companies and does not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

With respect to the section captioned “Analysis of Selected Merger Transactions”, the following paragraph is hereby added on page 61 of the Proxy Statement immediately following the first paragraph:

Sandler O’Neill’s precedent merger transactions data is not indicative of actual values or future results for Pascack. Sandler O’Neill prepared its presentation of precedent merger transactions data solely for purposes of rendering its opinion and provided such data to the Pascack Board of Directors at the Board of Directors’ August 3, 2015 meeting. The precedent merger transactions data, as Sandler O’Neill presented it to the Pascack Board, does not estimate the values of companies and does not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

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Filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference are certain charts describing recent merger transactions that were prepared by Sandler O’Neill in connection with the evaluation by the Pascack Board of Directors of the proposed merger agreement with Lakeland. This information was not prepared by Sandler O’Neill with a view toward public disclosure, but rather as a tool for the Pascack Board, and the inclusion of this information in the Exhibit to this Current Report on Form 8-K should not be regarded as an indication that any of Lakeland, Pascack or any other recipient of this information considered, or now considers, it to be material or predictive of actual future results.

Item 9.01.	Financial Statements and Exhibits.

The following Exhibit is filed with this Current Report on Form 8-K:

(d) Exhibits

Exhibit 99.1	Charts prepared by Sandler O’Neill for the Pascack Board of Directors captioned “Comparable Group Analysis”, “Recent New Jersey and New York M&A Transactions”, and “Nationwide M&A Transactions”.

Additional Information and Where to Find It

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the merger, Lakeland has filed a registration statement with the Securities and Exchange Commission, which has been declared effective. The proxy statement and prospectus contained in the registration statement has been mailed to shareholders of Pascack. Investors are advised to read the proxy statement and prospectus because it contains important information. Copies of the proxy statement and prospectus and other documents filed by Lakeland with the SEC are available free of charge at the SEC’s web site at www.sec.gov. Documents filed by Lakeland may also be accessed and downloaded for free at Lakeland’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Requests for the proxy statement and prospectus may also be made to Investor Relations, Pascack Bancorp, Inc., 64 Crescent Avenue, Waldwick, New Jersey 07463 (201-345-9348).

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Neither Lakeland nor Pascack assumes any obligation for updating any such forward-looking statements at any time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/Timothy J. Matteson
Name:	Timothy J. Matteson
Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: December 2, 2015

Exhibit Index

Exhibit 99.1	Charts prepared by Sandler O’Neill for the Pascack Board of Directors captioned “Comparable Group Analysis”, “Recent New Jersey and New York M&A Transactions”, and “Nationwide M&A Transactions”.